Limited Power of Attorney



         The undersigned Director of Enesco Group, Inc. ("Enesco") hereby grants a Limited Power of Attorney to Charles E. Sanders, Treasurer and Assistant Secretary of Enesco, to prepare and execute on his/her behalf Forms 3. 4 and 5 filings with respect to his/her holdings of Enesco common stock with the Securities and Exchange Commission ("SEC") as required by the rules and regulations promulgated by the SEC from time to time.

         The rights, powers and authority of this Limited Power of Attorney herein granted shall commence and be in full force and effect as of March 24, 2006 and shall remain in full force and effect until the earlier of the termination of the appointment or the termination of Mr. Sanders employment with Enesco as Treasurer and Assistant Secretary.


                                                          /s/David C. du Four
                                                           --------------------
                             Dated: March 24, 2006